EXHIBIT 1

FOR IMMEDIATE RELEASE
For more information, contact:
Kevin Waetke, Director of Corporate Communications                (515) 281-2785

                 MidAmerican Energy Holdings Company To Acquire
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                Major Gas Transmission Pipeline in Western U.S.
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Des Moines, Iowa - March 7, 2002 - MidAmerican Energy Holdings Company has
reached a definitive agreement with The Williams Companies, Inc. (NYSE: WMB) to acquire Williams' Kern River Gas Transmission Company, a 926-mile interstate pipeline transporting Rocky Mountain and Canadian natural gas to markets in California, Nevada and Utah. As part of the agreement, MidAmerican will continue the planned expansion of the Kern River system, a project that will more than double the pipeline's capacity. The value of the pipeline, together with the planned expansion project, exceeds $2 billion. The sale is expected to be complete no later than March 31.

"We are extremely pleased to be acquiring the Kern River Gas Transmission Company, which we view as one of the finest natural gas pipeline assets in North America," said David L. Sokol, MidAmerican chairman and chief executive officer.

Upon completion of the sale, Kern River will become a subsidiary of MidAmerican. Bob Sluder, senior vice president and general manager of Williams' Kern River and Northwest systems, will become president of the new MidAmerican subsidiary.

"We are pleased that Bob Sluder and the Kern River management team will be joining us to continue their legacy of high-quality operations," said Greg Abel, president of MidAmerican.

The Kern River pipeline is an important route for the transmission of natural gas from the vast reserves in the Rocky Mountain states to the rapidly growing markets in Utah, Nevada and California. Constructed in 1992, Kern River extends 926 miles from Opal, Wyo., to the San Joaquin Valley near Bakersfield, Calif., and has a design capacity of 835 million cubic feet per day.

In August 2001, Williams filed with the Federal Energy Regulatory Commission to more than double the capacity on the Kern River system by adding approximately 900 million cubic feet per day of additional capacity from Wyoming to California and markets in between.

Upon completion of the expansion project in May 2003, Kern River will be capable of transporting 1.7 billion cubic feet of natural gas per day. When converted to electricity, that is enough energy to power approximately 10 million homes.

In addition to the acquisition of Kern River, MidAmerican also announced its investment of $275 million in Williams, in exchange for shares of 9-7/8 percent cumulative convertible preferred stock of Williams.

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams' information is available at www.williams.com.

MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, is a privately owned global energy provider. The company has 10,000 employees and provides electric and natural gas service to approximately 5 million customers. The company has approximately 10,000 net megawatts of diversified power generation under ownership, contract and in operation, construction and advanced development. Information on MidAmerican and its three principal business platforms, CalEnergy Generation, MidAmerican Energy, and Northern Electric, is available on the Internet at www.midamerican.com.